Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-282370) pertaining to the Guardian Pharmacy Services, Inc. 2024 Equity and Incentive Compensation Plan

(2)	Registration Statement (Form S-3 No. 333-290865) of Guardian Pharmacy Services, Inc.

of our reports dated March 11, 2026, with respect to the consolidated financial statements of Guardian Pharmacy Services, Inc. and the effectiveness of internal control over financial reporting of Guardian Pharmacy Services, Inc. included in this Annual Report (Form 10-K) of Guardian Pharmacy Services, Inc. for the year ended December 31, 2025.

/s/ Ernst & Young LLP

Atlanta, Georgia

March 11, 2026